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                                  EXHIBIT 11

                   COMPUTATION OF PRIMARY EARNINGS PER SHARE

                                                           Successor
                                                        Basis - Taylor
                                                        Capital Group,
                                                             Inc. -
                                                          Consolidated
                                                       For the Period of
                                                       Feb. 12, 1997 to
                                                        Mar. 31, 1997
                                                        -------------
AVERAGE COMMON AND COMMON EQUIVALENT
SHARES OUTSTANDING:

1  Average common shares outstanding                      4,500,000
                                                         ==========

EARNINGS:

2  Net income                                            $2,008,000

3  Less preferred stock dividends                           468,562
                                                         ----------
4  Earnings available for common shares                  $1,539,438
                                                         ==========

PER SHARE AMOUNTS:

   Net income per share (line 4 / line 1)                $     0.34
                                                         ==========


Note: In all periods, earnings per share were calculated using the treasury stock method.  Fully diluted earnings per share are not presented as they are less than 3% dilutive.

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